Exhibit 19

INTERGROUP CORPORATION

INSIDER TRADING POLICY

Adopted July 17, 2026

This insider trading policy (the “Insider Trading Policy”) has been adopted by the board of directors (the “Board”) of InterGroup Corporation (the “Company”).

I. PURPOSE

The Company is a publicly traded company and is subject to securities laws in the United States and Canada. The Board has implemented this Insider Trading Policy to ensure compliance with applicable securities laws, including to prevent insider trading and tipping violations by people who have access to Material Information (as defined below) that is not available to the general public, as well as to avoid the appearance of improper conduct.

Any violation of this Insider Trading Policy or insider trading law can result in disciplinary action, including termination of employment or engagement with the Company, as applicable, as well as legal consequences such as fines or imprisonment. Preventing insider trading and tipping keeps markets fair and ensures all investors have access to the same Material Information. A violation of insider trading and tipping laws can result in civil or criminal penalties not only for the person who trades while in possession of non-public Material Information but also for anyone who tips or otherwise aids the person doing the trading.

It is the personal responsibility of each Company director, officer, employee, 10% shareholder (as defined below), director and officer of a 10% shareholder and other personnel that the Company may determine should be subject to this Insider Trading Policy (“Other Personnel”), to comply with this Insider Trading Policy and all applicable securities laws when trading in Company Securities (as defined below) or the securities of companies with which the Company does business. If there is ever any conflict between this Insider Trading Policy and applicable securities laws, only the sections of this policy permitted by applicable law or regulation will apply.

If you are ever unsure of whether or not you are permitted to trade in Company Securities or the securities of another public company, please contact the Company’s Principal Accounting Officer (the “Responsible Officer”) before you act.

II. APPLICATION

Who does this Insider Trading Policy apply to?

This Insider Trading Policy applies to:

●	all Company directors, officers and employees, consultants or contractors who provide services to the Company, as well as persons who receive or otherwise have access to non-public Material Information and beneficially own, directly or indirectly, more than 10% of the voting securities of the Company or who exercise control or direction over more than 10% of the votes attached to the voting securities of the Company (a “10% shareholder”) and directors and officers of a 10% shareholder and Other Personnel (in each case, for purposes of this Insider Trading Policy, “Company Insiders”);

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●	any person or entity (such as a corporation, trust, partnership, limited liability company, investment fund, etc.) a Company Insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with;

●	a Company Insider’s family members who either (i) reside with such Company Insider or (ii) do not reside with such Company Insider but whose transactions in Company Securities are directed by such Company Insider or are subject to such Company Insider’s influence or control; and

●	any other person or entity designated from time to time by the Responsible Officer as being subject to this Insider Trading Policy due to the degree of such person’s or entity’s access to non-public Material Information (all of the foregoing persons and entities collectively, “Covered Persons”).

In addition, to promote compliance with applicable securities laws, it is the Company’s policy not to engage in transactions of Company securities in violation of applicable securities laws. It is important to understand that this Insider Trading Policy applies to all Company Securities that you beneficially own and/or over which you have direct or indirect influence, control or direction. Further, if a Covered Person possesses non-public Material Information when their service terminates, that individual should not trade in Company securities until that Material Information has become public or is no longer deemed Material Information.

What transactions does this Insider Trading Policy cover?

This Insider Trading Policy applies to all transactions in (including gifts of) the Company’s securities, including (i) the Company’s shares, (ii) any debt instruments, or puts, calls, options or other rights to purchase or sell the Company’s securities and (iii) any other derivative security that is tied to the Company’s share price (collectively, “Company Securities”). Every Covered Person is prohibited from insider trading or tipping as it relates to Company Securities.

Notwithstanding the foregoing, the trading restrictions under this Insider Trading Policy do not apply to:

●	the grant of options, restricted share units or deferred share units issued by the Company, without an investment decision being made by the recipient;

●	the vesting, cancellation or forfeiture of options, restricted share units or deferred share units in accordance with applicable Company equity incentive plans (the “Equity Incentive Plans”) and agreements;

●	the exercise of any such options for cash or the settlement of restricted share units or deferred share units under the Equity Incentive Plans; and

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●	the exercise of any such options for shares or an election to have the Company withhold securities to cover tax obligations in connection with an option exercise or settlement of restricted share units or deferred share units. For purposes of clarity concerning the foregoing, the trading restrictions under this Insider Trading Policy do apply to the sale (rather than the withholding) of any securities in the market or any other market transaction involving the securities to cover any such tax withholding obligations.

This Insider Trading Policy also applies to Material Information relating to other companies (i) with which the Company does business, including partners and customers, as well as potential merger or acquisition candidates and (ii) that was learned by such Covered Person in connection with such Covered Person’s service to or engagement with the Company. For the purpose of this Insider Trading Policy, information about these companies should be treated in the same way as information directly related to the Company.

Every Company Insider is prohibited from speculative or indirect trading in Company Securities – such as short sales, trading in puts, calls or options (other than options granted by the Company) – or similar rights or obligations to buy or sell Company Securities, or the purchase of Company Securities with the intention of quickly reselling them.

Covered Persons may not buy Company Securities on margin and are prohibited from short-selling Company Securities, purchasing financial instruments or otherwise entering into arrangements that provide the economic equivalent of ownership of any Company Securities or an opportunity, direct or indirect, to profit from any change in value of Company Securities or designed to hedge or offset a decrease in the market value of Company Securities, or engage in any other hedging transaction with respect to Company Securities (including, but not limited to, prepaid variable forward contracts, equity swaps, collars, puts, calls and exchange funds). Covered Persons are also prohibited from pledging or using Company Securities as collateral for loans or in margin accounts without approval from the Board.

III. INSIDER TRADING

It is generally illegal to buy or sell a security while aware of non-public Material Information concerning the issuer of the security, or the market for the security, that has been obtained or is being used in breach of a duty to the other party to the transaction (a duty that corporate insiders, including directors, officers and employees, always have) or a duty to maintain the information in confidence (a “Duty”). Whether such a person violated the law does not depend on whether the non-public Material Information is actually used in making the trade.

For this reason, you may, from time to time, have to forego a proposed transaction in Company Securities even if you planned to complete the transaction before learning of the undisclosed Material Information. Questions about whether Material Information is public or has been “generally disclosed”, or has ceased to be material, should be directed to the Responsible Officer.

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IV. TIPPING

It is generally illegal for a person who has a Duty to share Material Information that has not yet been made public with another person (including friends and family members) in circumstances where improper trading can be anticipated. To do so would be tipping.

A limited exception to this is providing Material Information in the “necessary course of business,” which generally means sharing information that is reasonably necessary in the course of the Company’s business, subject to confidentiality and the understanding that any trading on the basis of Material Information is prohibited, with:

●	employees, officers and directors of the Company;

●	partners on issues such as research and development;

●	lenders, legal counsel, auditors, underwriters and financial or other professional advisors;

●	parties to negotiations;

●	government agencies and non-governmental regulators; or

●	credit rating agencies (provided that the information is disclosed for the purpose of assisting the agency to formulate a credit rating and the agency’s ratings generally are or will be publicly available).

Disclosure to analysts, institutional investors, other market professionals and members of the press and other media is a form of tipping and is not (and will not be considered to be) in the necessary course of business. Generally, you should refrain from making such disclosure unless you have been specifically advised that it is permitted. If you are ever unsure of whether or not communications are reasonably necessary in the necessary course of business, speak to the Responsible Officer.

V. MATERIAL INFORMATION

Material Information means:

●	any fact that significantly affects, or would reasonably be expected to have a significant effect on, the market price or value of Company Securities;

●	information if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision;

●	information that would significantly alter the total mix of information available to investors; and

●	material changes, meaning any change in the business, operations or capital of the Company that would reasonably be expected to have a significant effect on the market price or value of Company Securities. If the Board or executive team has made a decision to implement a material change – even if the change has not yet occurred – the decision itself would be Material Information.

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Both good and bad information may be Material Information. Some examples of information that may be considered to be Material Information are listed in Appendix “A” hereto.

What does it mean for Material Information to be publicly available?

Material Information about the Company should always be considered to be non-public unless (a) the information has been widely distributed in a manner making it generally available to investors, such as when the Company has: (i) made a regulatory filing with Canadian provincial securities regulators and/or the U.S. Securities and Exchange Commission or (ii) issued a press release about the information through a widely disseminated news or wire service or by other means that are reasonably designed to provide broad public access and (b) a reasonable period of time has passed for the markets to react to the information and investors have had time to buy or sell based on the information.

Material Information has to be distributed by the Company to be publicly available. The circulation of rumours, even if accurate and reported in the media (print, web, social), does not constitute effective public dissemination.

VI. BLACKOUT PERIODS

Regular quarterly trading blackouts will apply to the Company’s directors, officers and any other employees who receive notice from the Responsible Officer that they are designated blacked-out employees during periods when financial statements are being prepared but results have not yet been publicly disclosed. Each regular trading blackout commences on the first day following the end of each quarter and ends two trading days following the date that the results of the previous financial quarter are publicly disclosed.

In addition to the general prohibition against insider trading and tipping described above, as well as the regular quarterly trading blackouts, the Company may, from time to time, impose special blackout periods on some or all Company Insiders, during which they cannot buy or sell Company Securities. If Company Insiders receive a notice not to trade, they are prohibited from trading in Company Securities until they are notified by the Responsible Officer that the blackout period has ended. Company Insiders shall not advise others as to the existence of the blackout period.

Orders placed with a broker should be cancellable upon the start of any blackout period.

You are never permitted to trade with knowledge of any non-public Material Information, regardless of whether or not there is a blackout period in effect.

At specific times, the Board may award long-term compensation under the Company’s option plan (the “Option Plan”) or other long-term incentive compensation plan, or by other means. Under no circumstances will long-term compensation awards related to Company Securities be made while a blackout period is in effect. In the event that options or other Company Securities related to long-term compensation expire during a blackout period, such expiration date will be extended as provided in the Option Plan, or such other plan governing securities compensation matters, as applicable.

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VII. PRE-CLEARANCE OF TRADES

Before initiating any trade in the Company’s shares, any Covered Person must obtain preclearance from the Responsible Officer, who will liaise with members of the Disclosure Committee of the Company, as necessary, including to determine whether or not a blackout period is in effect. Each proposed transaction will be evaluated to determine if it raises potential insider trading or other concerns under applicable laws. Clearance of a transaction is only valid for a two (2) business day period, unless earlier revoked. If the transaction order is not completed within that two (2) business day period, approval of the proposed transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting the approval.

VIII. CONSEQUENCES OF VIOLATION

The consequences of insider trading or tipping can be severe and may include civil penalties, fines and criminal sanctions. Company Insiders who violate this Insider Trading Policy will also be subject to disciplinary action by the Company, up to and including possible termination of employment or other relationship with the Company. In addition to these penalties, persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future. If a Company Insider were even accused of securities law violations, it would have damaging effects on their reputation and the Company’s reputation.

Company Insiders may also be liable for improper trading by any person to whom the Company Insider has disclosed non-public Material Information or to whom the Company Insider has made recommendations or expressed opinions as to trading in Company Securities. Securities regulators have imposed large penalties even when the disclosing person did not profit from the trading. Securities regulators use sophisticated electronic surveillance techniques to uncover insider trading.

IX. REPORTING INSIDERS

Rule 144. Executive officers, directors and large shareholders, in a relationship of control with the Company (“Affiliates”), who publicly (e.g., on Nasdaq or through the facilities of any stock exchange or quotation system on which the Company Securities are listed or quoted) sell Company Securities in the United States must comply with the volume, manner of sale, current public information and notice requirements of Rule 144 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), unless those sales have been registered under the U.S. Securities Act. Affiliates are subject to such requirements even if the applicable sale takes place outside the United States. Affiliates should consult legal counsel in advance of any such sales.

Filings. Reporting Insiders are legally responsible for ensuring that they are in compliance with reporting requirements; however, the Company’s Principal Accounting Officer is available to assist you in the preparation and filing of insider trading reports, and, where such assistance is requested, Reporting Insiders must provide the Company’s Principal Accounting Officer with all required information to allow for timely submission of reports.

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Such Reporting Insiders are responsible for ensuring the accuracy of any such reports. While the Company may assist a Reporting Insider to file required reports and forms and to comply with applicable resale restrictions, the Reporting Insider has the ultimate responsibility for complying with applicable securities laws in connection with his, her or its sale of Company Securities. Reporting Insiders are required to promptly provide a copy of any insider trading reports to the Responsible Officer so that the Company may update its records.

Consequences of contravening insider reporting requirements include the imposition of late filing fees, being identified as a late filer on public databases maintained by securities regulators, the issuance of cease trade orders or, in appropriate circumstances, enforcement proceedings.

X. LEGAL CAUTION

This Insider Trading Policy is only a general framework and should be viewed as the minimum standard for compliance with insider trading laws. Every Company Insider has the ultimate responsibility for complying with insider trading laws. Questions about the Insider Trading Policy may be directed to the Responsible Officer.

This Insider Trading Policy will be reviewed periodically to ensure that it continues to comply with applicable laws and good corporate governance practices.

Failure to comply with this Insider Trading Policy or the procedures set out herein may result in disciplinary action, which may include termination of employment. Canadian securities legislation provides that a breach of the prohibition against trading in securities with knowledge of undisclosed Material Information or providing undisclosed Material Information to others, in addition to civil liability for damages, may result in imprisonment for up to five years less a day and/or a fine of up to the greater of (i) $5 million and (ii) an amount equal to three times the profit obtained or loss avoided by reason of the contravention. Penalties may also be levied by Canadian and U.S. securities regulatory authorities for not complying with the requirement to file insider reports.

The Board may, from time to time, permit departures from the terms hereof (other than provisions merely requiring compliance with applicable law), either prospectively or retrospectively, and no provision contained herein is intended to give rise to civil liability to shareholders, competitors, employees or other persons, or to any other liability whatsoever.

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APPENDIX “A”

The following are examples of the types of events or information that may be Material Information. This list is not exhaustive and is not a substitute for you exercising your own judgment in making materiality determinations. In making materiality judgments, it is necessary to take into account a number of factors that cannot be captured in a single bright-line standard or test.

Changes in Corporate Structure

●	changes in share ownership that may affect control of the Company.

●	major reorganizations, amalgamations or mergers.

●	take-over bids, issuer bids or insider bids.

Changes in Capital Structure

●	the public or private offering of additional securities.

●	planned repurchases or redemptions of securities.

●	planned splits of shares or offerings of warrants or rights to buy shares.

●	any share consolidation, share exchange or share dividend.

●	material modifications to rights of security holders.

Changes in Financial Results

●	a significant increase or decrease in earnings.

●	unexpected changes in the financial results for any periods.

●	shifts in financial circumstances, such as cash flow reductions, major asset write-offs or write-downs.

●	changes in the value or composition of the Company’s assets.

●	a material change in the Company’s accounting policy.

Changes in Business and Operations

●	any material development in the Company’s research, products or markets.

●	a significant change in capital investment plans or corporate objectives.

●	significant new contracts, products or patents or significant losses of contracts or business.

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●	changes to the Board or executive management.

●	the commencement of, or developments in, material legal proceedings or regulatory matters.

●	any notice that reliance on a prior audit is no longer permissible.

●	de-listing of the Company’s securities or their movement from one quotation system or exchange to another.

●	a cybersecurity incident that may adversely impact the Company’s business, reputation or share value.

Transactions

●	significant acquisitions or dispositions of assets, property or joint venture interests.

●	acquisitions of other companies, including a take-over bid, or merger with, another company.

●	partnerships and collaborations; research or development agreements; marketing, co-marketing and co-promotion agreements; acquisitions or other business combinations and strategic equity investments.

Changes in Credit Arrangements

●	the borrowing or lending of a significant amount of money.

●	any mortgaging or encumbering of the Company’s assets.

●	defaults under debt obligations, agreements to restructure debt or planned enforcement procedures by a bank or any other creditors.

●	changes in rating agency decisions.

●	significant new credit arrangements.

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